Exhibit 10.1

Master Agreement

This Master Agreement (the "Agreement") effective as of the 30th day of September 2017 (the "Effective Date"), is entered into by and between TEO, Inc., a Nevada corporation ("TEO") and TEO Foods, Inc., a Nevada corporation (the "TEO Foods").  Teo and Teo Foods may hereinafter be referred to individually as a "Party" and collectively as the "Parties".

RECITALS

Whereas, Teo holds intellectual property it wishes to license to Teo Foods so that Teo Foods can produce and sell food products utilizing the Teo proprietary advanced food pasteurization/sterilization systems, the TEO graphic logo and name.

Whereas, Teo will utilize information obtained from the product development and production to adjust, revise, modify or otherwise improve its equipment, processes and procedures.

Whereas, Teo Foods will utilize information obtained from the development and production to develop product formulations which may benefit from the application of Teo's advanced pasteurization/sterilization systems and provide a competitive advantage in the marketplace.

Now therefore, in consideration of the mutual promises and covenants of this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Article 1: Goals and Objectives
The Parties each have a strong desire to improve the quality and safety of food products through the use of Teo's advanced sterilization systems. Both Teo´ and Teo Foods desire to generate revenue through the sale of food products prepared utilizing these advanced food pasteurization/sterilization systems.

Both Teo and TEO Foods desire to take advantage of the Teo technology to produce high quality shelf stable & refrigerated food products; maintaining a competitive advantage in the marketplace through continuous improvement and innovation utilizing these advanced processes.

Article 2: Contributions of the parties
Teo shall initially provide non-exclusive use of one of its advanced pasteurization/sterilization systems. Once production levels reach a three-month average level where annual use/royalty and service fees payable to Teo from food sales that will exceed $250,000, Teo Foods shall lease its own production system from Teo at reasonable terms to be negotiated in good faith by the Parties.

Subject to the parties' mutual agreement on the necessary details/logistics, Teo´ shall provide technical staff necessary to, repair, adjust, revise, improve and maintain the pasteurization/sterilization system. This may include Teo's employees, consultants and sub-contractors. Teo may also operate for production at cost plus 10% or may train Teo Foods employees to operate, repair and maintain the sterilization systems.

Article 3: Intellectual Property
The Parties understand that the information obtained from the production process may benefit, improve or otherwise create new intellectual property. Therefore, the ownership of and use of any Intellectual property that may be created during this relationship shall be as follows:

Teo' shall hold all intellectual property relating to its advanced pasteurization/sterilization system that may result from the operation.  Teo' must maintain control over the evolution of its advanced systems.

Exhibit 10.1 -- Page 1

Teo Foods will likely develop certain products and formulae which would include overall products, recipes, specifications and other formulations for products that it may intend for commercial sale. ("Product and Formulae").  All such Teo Foods Product and Formulae however modified or improved by Teo or Teo Foods on their own or jointly shall remain the sole and exclusive property of Teo Foods. Teo Foods Product and Formulae and all such modifications and improvements shall be for the exclusive use and benefit of Teo Foods and may not be used by Teo to manufacture or assist in the manufacture of products to be sold to or through any other person or entity other than Teo Foods or to be distributed by or on behalf of any person or entity other than Teo Foods.

The prior paragraph notwithstanding, any modifications made to the general guidelines (e.g. salt content or maximum component particulate size) of the Teo Foods Product and Formulae which are made by Teo for the purpose of improving compatibility related to the pasteurization/sterilization process shall not be the property of Teo Foods. Teo shall have complete and unrestricted rights to modifications made by Teo to the general guidelines related to pasteurization/sterilization process. Examples of these types of modifications that may be made by Teo include but are not limited to changes which relate to the dielectric properties of the formulae or to the size, shape placement or dispersion of components for pasteurization/sterilization compatibility.

 Teo and Teo Foods may develop certain intellectual property related to packaging, material handling, cooling, storage and product testing. Teo shall hold all rights to intellectual property related to its advanced pasteurization/sterilization system including related intellectual property developed for packaging, material handling, cooling, storage, quality control and validation testing. Teo Foods shall hold all intellectual property rights related to its Products and Formulae.

Article 4: License for use

Pursuant to the terms of this Agreement, Teo grants Teo Foods a nonexclusive, nontransferable license to use the following intellectual property:

a. Teo trademarks consisting of the graphic and word trademarks identified in the trademark license (Exhibit "A") to this Agreement for the sale of food products.

b. Teo intellectual property, to produce food products for sale using the Teo', Inc. advanced food sterilization systems.

c. Teo Foods shall be granted additional nonexclusive license to use subsequently granted or developed intellectual property consistent with the intent of this agreement to produce food products for sale using the Teo, Inc. advanced food sterilization systems.

Article 5: Payment for Licenses and Services
Teo Foods shall pay an initial licensing fee followed by additional use/royalty fees and services fees.

a.
License requires an initial $1,000,000 licensing fee payable in installments with the first installment of $100,000 due on or before June 30, 2018, the second installment of $300,000 due on or before December 31, 2018 and the remaining balance due in twelve equal monthly payments with the first due January 31, 2019.

b.	Commencing January 1, 2020, a use/royalty and service fee of 5.5% of gross revenue for food sales processed using the Teo intellectual property shall be payable quarterly.
c.
Should annual use/royalty and service fee for the 12-month period ended December 31, 2020 payable to Teo from food sales using the Teo intellectual property be less than $500,000 then Teo Foods may pay the difference to maintain the license.

d.
Should annual use/royalty and service fee for the 12-month period ended December 31, 2021 payable to Teo from food sales using the Teo intellectual property be less than $750,000 then Teo Foods may pay the difference to maintain the license.

Exhibit 10.1 -- Page 2

e.
Should annual use/royalty and service fee for the 12-month period ended December 31, 2022 payable to Teo from food sales using the Teo intellectual property be less than $1,000,000 then Teo Foods may pay the difference to maintain the license.

f.	Thereafter the minimum annual use/royalty and service fee shall increase 10% per year.

Article 6: Technology Limitations and Regulatory Requirements
The Parties understand that the Teo technologies are new and require validation in a commercial setting. Although the Parties are confident any unforeseen technical challenges can be overcome the possibility exists that limitations encountered cannot be overcome by the current state of technology. The parties intend and agree that products will initially be produced for sale as frozen or refrigerated. Teo Foods acknowledges and agrees that sale of products as shelf stable may require regulatory approvals that may never be granted by the related agencies in the regions where the products are intended to be sold. TEO Foods also acknowledges and agrees that the initial system which is being provided for non-exclusive use may not be available for production when requested. Teo will notify Teo Foods of any planned non-operation, maintenance or refit periods and coordinate to minimize any impact to product production requirements.

Article 7: Lease and Use of Production Systems
Pursuant to Article 2 of this Agreement, Teo shall initially provide non-exclusive use of one of its advanced pasteurization/sterilization systems. Once production levels reach a three-month average level where annual use/royalty and service fees payable to Teo from food sales that will exceed $500,000, Teo Foods shall lease its own production system from Teo at reasonable terms to be negotiated in good faith by the Parties.

Teo Foods may at any time lease its own production system from Teo. Lead time for delivery can exceed six months and Teo Foods shall be responsible to provide suitable facilities meeting all permit and other regulatory requirements that may apply to the operation of the systems. Any systems or components that have discontinued use shall revert to Teo for disposition at its sole discretion. The Teo advanced food pasteurization/sterilization systems or its components may not be transferred, used by or for any 3rd party without the written consent of Teo.

Article 8: Sterilization Process Data Access

All pasteurization/sterilization process data shall remain the sole property of Teo. System data shall be handled in a controlled manner and not distributed to unauthorized parties. Teo shall share sterilization process data with Teo Foods staff as required to maintain safety and improve product quality.

Teo Foods will allow Teo reasonable access to future systems deployed in Teo Foods facilities, including the production data from those systems, for the purpose of continual improvement of the existing systems and the development of more advanced systems.  Such access will be provided upon notice and approval of Teo Foods, which will not be unreasonable withheld.

The data contemplated by this Section 8 may not be disclosed to any third party without the prior written consent of Teo. This provision shall survive the termination or expiration of this Agreement.

Article 9: Confidentiality
The Parties agree that it is paramount to the success of their relationship that information be freely exchanged between to achieve their mutual goals. The information exchanged will likely include technical, strategic and financial information related to both Teo and Teo Foods.

Exhibit 10.1 -- Page 3

Therefore, all confidential business and technical information, including but not limited to Teo or Teo Foods, compositions, specifications, formulations, plans, strategies, the terms/existence of this Agreement, processing or equipment designs, disclosed in writing, mechanically, orally, or observed on either party's premises  (the "Proprietary Information") shall be kept confidential by the receiving party after the receipt thereof, using the same safeguards as it uses to protect its own commercially confidential information of a similar character, but at least using reasonable care. The receiving party shall not use, except to perform pursuant to this Agreement, or disclose the disclosing party's Proprietary Information without the prior express written consent of the disclosing party. The receiving party's obligations shall not apply to information that is: (a) proven to be already known to or otherwise in the possession of the receiving party at the time of receipt from the disclosing party; or (b) or becomes publicly available or otherwise in the public domain through no act or omission of the receiving party; or (c) rightfully obtained by the receiving party from any third party without restriction and without breach of a similar agreement; or (d) proven to be independently developed by the receiving party without use of the disclosing party's Proprietary Information; or (e) released by the disclosing party to any third party without restrictions.  The receiving party is entitled to disclose Proprietary Information as required pursuant to judicial action, or governmental regulations, provided that the receiving party notifies the disclosing party prior to such disclosure and cooperates with the disclosing party in the event the disclosing party elects to contest such disclosure. The receiving party agrees to reveal the Proprietary Information only to those agents, representatives, contractors, employees and affiliates who need to know the Proprietary Information, and who are informed by the receiving party of the confidential nature of the Proprietary Information.

This provision shall survive the termination or expiration of this Agreement.

Article 10: Term, Termination and Modification
This Agreement shall remain in force until terminated by mutual written consent of the Parties or as otherwise set forth herein.

The Parties shall each have the right to terminate this Agreement upon sixty (60) days written notice of a breach of the terms of this agreement. The Party that has received notice of a breach shall have this notice period to cure the breach.  No waiver shall occur in the event a Party does not give notice of a breach.

Teo shall have the right to terminate this Agreement immediately upon and without written notice to Teo Foods in the event of any affirmative act of insolvency by Teo Foods, or upon the appointment of any receiver or trustee to take possession of the properties of Teo Foods or upon the winding-up, sale, consolidation, merger or any sequestration by governmental authority of Teo Foods.

This Agreement can be modified by mutual written consent of the Parties. The Parties may further define this agreement in writing as may be required based on the terms and understandings established in this agreement.

Inasmuch as a breach of the covenants contained in this Agreement are not fully measurable in money damages, the Parties further agree that either Party shall be entitled to injunctive relief in any court of competent jurisdiction to enjoin any such breach or threatened breach hereof by such other Party, together with such provable money damages as may be awarded by any such court.

Non-disclosure and intellectual property provisions shall survive termination of this agreement between the Parties.

Exhibit 10.1 -- Page 4

Article 11: Representations and Warranties
Each Party hereby represents and warrants that:

(a)	They shall comply with all applicable federal, state, and local laws, rules, regulations, ordinances, and industry standards;

(b)
The execution, delivery and performance of the Agreement are not prohibited by, and do not violate, any provision or result in any material breach of the Articles of Incorporation or bylaws or equivalent organizational documents;

(c)
No consent, approval, authorization or order of, and no filing with or notification to, any governmental agency, body, regulatory authority, bureau, commission or instrumentality or other person or entity is required to be obtained in connection with the execution, delivery and performance of this Agreement; and

(d)
They have all necessary rights in and to any processes, designs, formulations, compositions, specifications, inventions, discoveries, methods, improvements, or know-how provided hereunder such that the other Party's use, distribution, or manufacture of Products based upon or related to such processes, designs, formulations, compositions, specifications, inventions, discoveries, methods, improvements, or know-how, will not infringe upon or violate the rights of any third parties.

Article 12: Indemnity

Each party (as "Indemnifying Party") shall defend, indemnify and hold harmless the other party, together with all subsidiaries, divisions, affiliates, parents, assigns, directors, officers, agents and employees of such party (collectively the "Indemnified Party") from and against any and all claims, demands, actions, causes of action, proceedings, judgments and other liabilities, obligations, losses, damages, costs and expenses (including reasonable attorneys' fees and costs) of any nature (collectively, the "Claims") to the extent they are due to or arise from: (i) the breach of any representation, warranty or obligation contained in this Agreement by the Indemnifying Party; or (ii) any unauthorized disclosure by the Indemnifying Party.

The foregoing indemnification obligations shall not apply to the extent the claims are due to or arise from the negligence or intentional misconduct of the Indemnified Party.  In no event will the Indemnifying Party be liable for any incidental, consequential or indirect damages arising from loss of goodwill, profits or revenue.

The Indemnifying Party's obligation is conditioned upon the Indemnified Party: (i) advising the Indemnifying Party of the Claims, within such a time frame as not to materially prejudice the rights of the Indemnifying Party; and (ii) assisting the Indemnifying Party and its representatives in the investigation and defense (at the Indemnifying Party's cost and expense) of the Claims for which indemnification is sought.  This agreement of indemnity shall not be valid as to any settlement of Claims or offer of settlement or compromise without the prior written approval of the Indemnifying Party, such consent to not be unreasonably withheld or delayed.

Waiver by either Party of any breach or failure to enforce any of the terms or conditions of this Agreement at any time shall not in any way affect, limit or waive such Party's rights thereafter to enforce and compel strict compliance with every term and condition hereof.

Exhibit 10.1 -- Page 5

Article 13: General Terms
If any term or provision contained herein shall hereafter be held to be invalid or unenforceable, this Agreement shall be construed as if not containing such term or provision and the other rights and obligations of the Parties hereunder shall continue in force accordingly.  Should such invalid or unenforceable term affect the essence of this Agreement, the Parties shall immediately attempt in good faith to negotiate a valid and enforceable provision in replacement thereof.

Neither Party may assign this Agreement or any rights or obligations hereunder without the other Party's express prior written consent, such consent not to be unreasonably withheld or delayed.

This Agreement shall be interpreted, governed and enforced in accordance with the laws of the state of California without regard to its choice of law provisions.

This Agreement contains the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and merges and supersedes all prior discussions and writings with respect thereto, and there are no warranties or representations except for those specifically set forth herein.  No modification or alteration of this Agreement shall be effective unless made in writing and signed by the Parties hereto.

Exhibit 10.1 -- Page 6

Article 14: Contacts

For:	For:
Teo, Inc.	Teo Foods, Inc.
455 54th St., Suite 102	C/O Teo, Inc.
San Diego, California 92114	455 54th St., Suite 102
San Diego, California 92114
Jeffrey H. Mackay, Esq.
CEO, Director
4871 Narragansett Ave.	Jeffrey H. Mackay, Esq.
San Diego, CA 92107	CEO, Director
(619) 758-1973 office	4871 Narragansett Ave.
(619) 222-4764 fax	San Diego, CA 92107
jeff@teofoods.com	(619) 758-1973 office
(619) 222-4764 fax
or	jeff@teofoods.com
John O'Keefe
CFO, Director
5307 Emerald Brook
Houston, TX 77041
(713)725-1876 cellular
john@teofoods.com

Article 15: Approval

IN WITNESS whereof, the Parties hereto have caused this Agreement to be executed by their authorized representatives.

This Agreement shall be effective as of September 30, 2017.

For:	For:
Teo', Inc.	Teo Foods, Inc.

/s/ Jeffrey H. Mackay	/s/ Jeffrey H. Mackay
Jeffrey H. Mackay, Esq.	Jeffrey H. Mackay, Esq.
CEO, Director	CEO, Director

Exhibit 10.1 -- Page 7

Exhibit "A"

TRADEMARK NON-EXCLISIVE LICENSE

This Nonexclusive License is effective as of September 30, 2017 and granted pursuant to the Master Agreement by and between Teo Inc. (hereinafter called OWNER), a Corporation, organized and existing under the laws of Nevada and Teo Foods, Inc. (hereinafter called USER), a Corporation, organized and existing under the laws of Nevada.
WHEREAS, OWNER is the owner of the trademarks and service marks (hereinafter called Marks) and registrations thereof listed on Schedule "A" and
WHEREAS, USER is desirous of using the Marks in connection with its business;
NOW, THEREFORE, in consideration of the foregoing and of the mutual promises hereinafter set forth, the parties agree as follows:
1. GRANT OF LICENSE
OWNER grants to USER a nonexclusive, nontransferable license to use the Marks in its name and in connection with the goods and services covered by the registrations referred to in Schedule A and USER accepts the license subject to the following terms and conditions.
2. OWNERSHIP OF MARKS
USER acknowledges the ownership of the Marks in OWNER, agrees that it will do nothing inconsistent with such ownership and that all use of the Marks by USER shall inure to the benefit of and be on behalf of OWNER, and agrees to assist OWNER in recording this Agreement with appropriate government authorities. USER agrees that nothing in this License shall give USER any right, title or interest in the Marks other than the right to use the Marks in accordance with this License and USER agrees that is will not attack the title of OWNER to the Marks or attack the validity of this License.
3. QUALITY STANDARDS
USER agrees that the nature and quality of: all services rendered by USER in connection with the Marks; all goods sold by USER under the Marks; and all related advertising, promotional and other related uses of the Marks by USER shall conform to standards set by and be under the control of OWNER.
4. QUALITY MAINTENANCE
USER agrees to cooperate with OWNER in facilitating OWNER's control of such nature and quality, to permit reasonable inspection of USER's operation, and to supply OWNER with specimens of all uses of the Marks upon request. USER shall comply with all applicable laws and regulations and obtain all appropriate government approvals pertaining to the sale, distribution and advertising of goods and services covered by this License.
5. FORM OF USE
USER agrees to use the marks only in the form and manner and with appropriate legends as prescribed from time to time by OWNER, and not to use any other trademark or service mark in combination with any of the Marks without prior written approval of OWNER.

Exhibit 10.1 -- Page 8

6. INFRINGEMENT PROCEEDINGS
USER agrees to notify OWNER of any unauthorized use of the Marks by others promptly as it comes to USER's attention. OWNER shall have the sole right and discretion to bring infringement or unfair competition proceedings involving the Marks.
7. TERM
This Agreement shall continue in force and effect for the terms of the registrations issued for said Marks listed in Schedule "A" and all renewals thereof, unless sooner terminated as provided for herein.
8. TERMINATION FOR CAUSE
OWNER shall have the right to terminate this License immediately without notice to USER in the event of any affirmative act of insolvency by USER, or upon the appointment of any receiver or trustee to take possession of the properties of USER or upon the winding-up, sale, consolidation, merger or any sequestration by governmental authority of USER, upon breach of any of the provisions hereof by USER or upon the terms of Article 10: Term, Termination and Modification of the Master Agreement by and between the OWNER and USER.
9. EFFECT OF TERMINATION
Upon termination of this Agreement USER agrees to immediately discontinue all use of the Marks and any term confusingly similar thereto, and to delete the same from its corporate or business name, to cooperate with OWNER or its appointed agent to apply to the appropriate authorities to cancel recording of this Agreement from all government records, to destroy all printed materials bearing any of the Marks, and that all rights in the Marks and the good will connected therewith shall remain the property of OWNER.
10. INTERPRETATION OF AGREEMENT
It is agreed that this Agreement may be interpreted according to the laws of the State of California, United States of America.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

For:	For:
Teo', Inc.	Teo Foods, Inc.

/s/ Jeffrey H. Mackay	/s/ Jeffrey H. Mackay
Jeffrey H. Mackay, Esq.	Jeffrey H. Mackay, Esq.
CEO, Director	CEO, Director

Exhibit 10.1 -- Page 9

Schedule "A" to the Trademark Non-Exclusive License between TEO and TEO Foods.

 "TEO"   meaning "to make warm" in Scots Gaelic

"Restaurant Quality Meals Fresh from Your Pantry"

Exhibit 10.1 -- Page 10